EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New York Community Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-146512, 333-135279, 333-130908, 333-110361, 333-105901, 333-89826, 333-66366, 333-51998, and 333-32881) on Form S-8, and the registration statements (Nos. 333-129338, 333-105350, 333-100767, 333-86682, 333-150442, 333-152147, and 333-166080) on Form S-3 of New York Community Bancorp, Inc. (the “Company”) of our reports dated March 1, 2011 relating to (i) the consolidated statements of condition of New York Community Bancorp, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of New York Community Bancorp, Inc.

Our report refers to a change in the Company’s method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

New York, New York

March 1, 2011